EXHIBIT 99.1

Oritani Financial Corp. Announces Results and Dividend Declaration

TOWNSHIP OF WASHINGTON, N.J., Aug. 3, 2010 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the "Company" or "Oritani") (Nasdaq:ORIT), the holding company for Oritani Bank (the "Bank") reported a net loss of $4.1 million, or $0.11 per basic and fully diluted share, for the three months ended June 30, 2010, as compared to net income of $1.5 million, or $0.04 per basic and fully diluted share, for the corresponding 2009 period. The Company also reported net income of $8.4 million, or $0.23 per basic and fully diluted share, for the twelve months ended June 30, 2010, as compared to net income of $5.6 million, or $0.15 per basic and fully diluted share, for the corresponding 2009 period.

On June 24, 2010, the Company announced that it completed the conversion from the mutual holding company structure and the related public offering, and became a stock form holding company that is fully owned by the public (the "second step transaction"). In conjunction with the public offering, the Company sold a total of 41,363,214 shares of common stock at a purchase price of $10.00 per share. Gross proceeds from the offering were $413.6 million, expenses associated with the offering were $11.9 million, and net proceeds were $401.8 million. Actual expenses were $4.0 million less than the estimate of the expenses associated with the transaction at the offering level per the Company's prospectus.

The Company also reported that its Board of Directors has declared a $0.075 quarterly cash dividend on the Company's common stock. The dividend will represent the initial dividend since the second step transaction. The Company noted in its prospectus that it intended to maintain a dividend of $0.075 per share despite the increased number of shares outstanding. The record date for the dividend will be August 13, 2010 and the payment date will be August 27, 2010.

As cautioned in the Company's prospectus, the second step transaction triggered an accelerated vesting of stock awards and options which had a significant impact on results of operations. The pre-tax charge associated with the accelerated vesting of these benefits recognized by the Company during the June 30, 2010 quarter totaled $10.6 million. This charge represents an accelerated recognition of expenses that, absent the second step transaction, would have been amortized ratably over the period ending May 31, 2013. The vesting of these benefits also had an indirect effect on results for the quarter, as expense associated with a nonqualified benefit plan increased by $910,000 due to the higher than anticipated compensation levels of the participants. In addition, the tax benefit associated with the net loss for the period was reduced by $1.1 million due to limitations on the deductibility of certain compensation expense. The after tax impact of the above items was $8.1 million. Net income for the three month period ended June 30, 2010, absent these items, would have been $4.0 million, or $0.11 per basic and fully diluted share. Net income for the twelve month period ended June 30, 2010, absent these items, would have been $16.5 million, or $0.45 per basic and fully diluted share.

As described in the Company's prospectus and prior public releases, there were also non-recurring items that provided a benefit to the Company's results during the twelve month period ended June 30, 2010. Over that period, the Company recognized interest income of $2.3 million, late charges of $297,000 and legal expense reimbursement of $501,000 in conjunction with problem loan disposals. The after tax effect of these items was $1.9 million. Net income for the twelve month period ended June 30, 2010, adjusted for these items as well as the items in the above paragraph, would have been $14.6 million, or $0.40 per basic and fully diluted share.

"I am extremely pleased to announce the close of a very successful and transitional year for Oritani," said Kevin J. Lynch, the Company's Chairman, President and CEO. "The second step transaction raised significant capital and eliminated the regulatory uncertainty regarding our corporate structure. We recognize and accept the challenges of capital deployment and successful operation of our bank in a difficult economic environment. We remain attuned to the concerns and priorities of shareholders." Mr. Lynch continued, "With loan originations of over $400 million, we grew our portfolio by 18% over the year. Our pipeline remains strong and we anticipate that healthy origination volumes will continue. As a result of the adverse credit circumstances impacting the big banks and Wall Street conduits, we are continuing to experience unprecedented access to high quality loans."

Comparison of Operating Results

Interest Income

Total interest income increased by $3.8 million, or 16.2%, to $27.1 million for the three months ended June 30, 2010, from $23.3 million for the three months ended June 30, 2009. The majority of the increase was in interest on mortgage loans. Interest on mortgage loans increased by $3.8 million, or 19.9%, to $22.7 million for the three months ended June 30, 2010, from $19.0 million for the three months ended June 30, 2009. The average balance of loans, net increased by $201.6 million for the three months ended June 30, 2010 versus the corresponding 2009 period. The average yield over that period increased by 20 basis points. Interest on securities available for sale ("AFS") increased by $1.3 million to $2.4 million for the three months ended June 30, 2010, from $1.1 million for the three months ended June 30, 2009.  Excess liquidity continued to be deployed in securities classified as AFS as management believes such investments provide the best risk/reward profile considering the current and projected cash needs of the Company. Such investments are typically callable notes of government sponsored agencies with limited optionality and call features that increase the likelihood that the note would be called. Management classified the investments as AFS so that they could be sold should unexpected liquidity or other needs develop. The average balance of securities AFS increased $189.1 million for the three months ended June 30, 2010 versus the corresponding 2009 period. The yield on the portfolio decreased by 28 basis points primarily due to current market rates as well as the conservative structure of the new investments. Cash flows from the mortgage-backed securities ("MBS") portfolios were primarily redeployed into securities AFS. Interest on MBS held to maturity ("HTM") decreased by $606,000, or 50.1%, to $604,000 for the three months ended June 30, 2010, from $1.2 million for the three months ended June 30, 2009. Interest on MBS AFS decreased by $629,000, or 39.1%, to $981,000 for the three months ended June 30, 2010, from $1.6 million for the three months ended June 30, 2009. The combined average balances of the two MBS portfolios decreased $105.7 million over the periods.

Total interest income increased by $16.9 million, or 19.1%, to $105.3 million for the twelve months ended June 30, 2010, from $88.4 million for the twelve months ended June 30, 2009. The largest increase occurred in interest on loans, which increased $15.2 million, or 21.1%, to $87.4 million for the twelve months ended June 30, 2010, from $72.2 million for the twelve months ended June 30, 2009.  Over that same period, the average balance of loans, net increased by $198.7 million while the yield on the portfolio increased 22 basis points on an actual basis and 6 basis points on a normalized basis. Included in interest on loans for the twelve months ended June 30, 2010 is $2.3 million of prior period and penalty interest recovered in conjunction with problem loan disposals.   These amounts were not included in income for the normalized calculation of loan yield. Due primarily to the reasons described in the preceding paragraph, there were significant changes to income on securities AFS, MBS HTM and MBS AFS. Interest on securities AFS increased by $5.9 million to $8.4 million for the twelve months ended June 30, 2010, from $2.5 million for the twelve months ended June 30, 2009.  The average balance of securities AFS increased $223.8 million over that same period. Interest on MBS HTM decreased by $2.4 million to $3.3 million for the twelve months ended June 30, 2010, from $5.6 million for the twelve months ended June 30, 2009.  Interest on MBS AFS decreased by $2.2 million to $4.8 million for the twelve months ended June 30, 2010, from $7.0 million for the twelve months ended June 30, 2009.  The combined average balances of the two MBS portfolios decreased $94.0 million over the period.

Interest Expense

Total interest expense decreased by $2.0 million, or 17.3%, to $9.6 million for the three months ended June 30, 2010, from $11.6 million for the three months ended June 30, 2009. The decrease occurred primarily in deposits as interest expense on borrowings was relatively stable. Interest expense on deposits decreased $2.0 million, or 30.7%, to $4.5 million for the three months ended June 30, 2010, from $6.5 million for the three months ended June 30, 2009. The average balance of deposits increased by $254.7 million over the periods while the cost decreased 108 basis points. The Company was able to successfully reprice and attract deposits at lower rates, primarily due to market conditions. The Company also succeeded in growing core deposits, particularly money market accounts. The average balance of money market accounts grew $130.8 million over the periods. The average balance of borrowings decreased to $5.3 million for the three months ended June 30, 2010 versus the three months ended June 30, 2009 while the cost increased 2 basis points over the periods.

Total interest expense decreased by $2.1 million, or 4.8%, to $42.4 million for the twelve months ended June 30, 2010, from $44.5 million for the twelve months ended June 30, 2009. Interest expense on deposits decreased $2.6 million, or 10.9%, to $21.6 million for the twelve months ended June 30, 2010, versus $24.3 million for the corresponding 2009 period. The decrease occurred despite a significant increase in deposit balances. The average balance of deposits increased $346.4 million to $1.23 billion for the twelve months ended June 30, 2010 from $880.8 million for the twelve months ended June 30, 2009. Over that same period, the cost of deposits decreased 99 basis points to 1.76% from 2.75%. The growth was primarily in money market accounts, whose average balances increased $159.7 million over the periods, and time deposits, whose average balances increased $140.0 million over the periods. As stated above, the Company was able to successfully reprice and attract deposits at lower rates, primarily due to market conditions. Interest expense on borrowings increased $525,000, or 2.6%, to $20.8 million for the twelve months ended June 30, 2010, versus $20.2 million for the corresponding 2009 period. The average balance of borrowings increased $993,000 and the cost increased 10 basis points over the periods.

Net Interest Income

Net interest income increased by $5.8 million, or 49.6%, to $17.4 million for the three months ended June 30, 2010, from $11.7 million for the three months ended June 30, 2009. As indicated in the table below, the Company's spread and margin increased steadily over the fiscal year.

	Normalized
Quarter Ended	Spread	Margin

June 30, 2010	3.17%	3.41%
March 31, 2010	3.05%	3.29%
December 31, 2009	2.75%	3.02%
September 30, 2009	2.47%	2.76%

These increases were primarily due to the low interest rate environment and steep yield curve, which allowed the Company to reprice deposits at lower rates with a lesser impact on loan rates. The Company believes that the majority of the deposit portfolio has been repriced at lower rates but the downward pressure on loan rates remains. The spread and margin will be impacted in the coming periods as the proceeds from the second step transaction are initially invested in lower yielding investment securities. The actual spread and margin for the periods ended March 31, 2010 and September 30, 2009 were higher than the amounts shown in the table above due to the exclusion of non-recurring income received in conjunction with problem loan disposals.

Net interest income increased by $19.0 million, or 43.3%, to $63.0 million for the twelve months ended June 30, 2010, from $43.9 million for the twelve months ended June 30, 2009. The Company's normalized net interest rate spread and margin for the twelve months ended June 30, 2010 were 2.87% and 3.13%, respectively, versus 2.36% and 2.77% for the comparable 2009 period.

The Company's net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days. The total of such income reversed was $613,000 and $3.0 million for the three and twelve month periods ended June 30, 2010, respectively. The total of such income reversed was $1.1 million and $3.7 million for the three and twelve month periods ended June 30, 2009, respectively.

Provision for Loan Losses

The Company recorded provisions for loan losses of $2.5 million for the three months ended June 30, 2010 as compared to $2.1 million for the three months ended June 30, 2009. The Company recorded provisions for loan losses of $10.0 million for the twelve months ended June 30, 2010 as compared to $9.9 million for the twelve months ended June 30, 2009. The Company charged off a total of $1.1 million in loans during the quarter ended June 30, 2010. A rollforward of the allowance for loan losses for the twelve months ended June 30, 2010 is presented below:

	Years ended June 30,
	2010	2009
	(In thousands)
Balance at beginning of period	$20,680	$13,532
Provisions charged to operations	10,000	9,880
Recoveries of loans previously charged off	3	--
Loans charged off	4,781	2,732
Balance at end of period	$25,902	$20,680

Allowance for loan losses to total loans	1.69%	1.59%
Net charge-offs to average loans outstanding	0.35%	0.23%

The delinquency and nonaccrual totals, along with charge-offs and macro economic factors, remain the primary contributors to the current level of provision for loan losses. Loan growth was also a component of the provision for loan losses.

Delinquency information is provided below:

Delinquency Totals
	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009
		(in thousands)
30 - 59 days past due	$ 12,330	$ 6,670	$ 9,613	$ 14,318	$ 6,727
60 - 89 days past due	4,629	4,293	1,974	1,049	17,825
nonaccrual	38,125	41,170	51,907	52,557	52,465
Total	$ 55,084	$ 52,133	$ 63,494	$ 67,924	$ 77,017

While significant progress was made in the reduction of nonaccrual and total delinquent loans over the year, management still considers such loans to be at an elevated level. Over the year ended June 30, 2010, nonaccrual loan totals were reduced by $14.3 million and total delinquent loans were reduced by $21.9 million. One of management's primary objectives remains a reduction in the level of problem assets.

A discussion of the significant components of the nonaccrual loan total at June 30, 2010 follows. These loans have been discussed in prior public releases.

  Two of these loans are to one borrower and totaled $16.4 million at June 30, 2010. The loans are secured by a condominium construction project and raw land with all building approvals, both of which are in Northern New Jersey. The borrower declared bankruptcy and Oritani provided debtor in possession financing for the completion of the condominium construction project. The project remains substantially complete, yet significant delays continue to be encountered in obtaining certificates of occupancy ("CO") for the residential units. While several residential units remain under contract, other contracts have been withdrawn due to the delay in closing the units. Charge offs of the construction loan were $800,000 during the current quarter bringing the cumulative total to $4.8 million. In addition, a $1.4 million specific reserve remains on this loan. Prior charge offs of the land loan total $661,000 and there is no additional reserve on this loan. The Company is attempting to extract the land from the bankruptcy proceeding so that it can be marketed and sold. Both loans are classified as impaired as of June 30, 2010.
  A $14.1 million loan secured by a multi-tenant commercial property in Hudson County, New Jersey. The borrower has experienced cash flow difficulties. Oritani has been in litigation with this borrower and foreclosure proceedings are continuing to progress.  Summary judgment against the borrower has been obtained and all tenant rent payments are being made directly to Oritani. The rents received were sufficient to make each of the monthly payments during the quarter.
  A $3.1 million loan secured by a commercial property located in Bergen County, New Jersey. The borrower and guarantor on this loan have declared bankruptcy. A contract for the sale of the property was accepted by the bankruptcy trustee in an amount sufficient to fully repay the Company. However, this contract was subject to a variance approval and this variance was ultimately denied. The potential purchaser recently decided to abandon the purchase and it now appears likely that the property will be acquired by the Company as REO. In accordance with the results of the impairment analysis for this loan, no reserve was required as the loan is considered to be well collateralized.
  A $2.4 million residential construction loan for two luxury homes and an improved lot located in Essex County, New Jersey. Oritani is in litigation with this borrower, summary judgment has been obtained and final judgment is expected shortly. While the borrower states there has been potential purchaser activity at the homes, the Company believes it is likely that the properties will be acquired through foreclosure. In accordance with the results of the impairment analysis for this loan, no reserve was required as the loan is considered to be well collateralized.
  There are four other smaller loans classified as nonaccrual at June 30, 2010. One loan was paid in full in July. Litigation is proceeding against the remaining three.

The Company currently has two assets acquired through foreclosure in REO. One of these was a $2.9 million loan that was part of the March 31, 2010 nonaccrual total. Both of these REO properties are under contract for sale at amounts that are at, or in excess of, the book value of the properties.

As discussed in prior releases, the Company has continued its aggressive posture toward delinquent borrowers. The Company realizes that this posture contributes to the high level of delinquencies but believes this is the most prudent path to addressing problem loans.

Other Income

Other income decreased by $660,000 to $630,000 for the three months ended June 30, 2010, from $1.3 million for the three months ended June 30, 2009.  The decrease was primarily due to net income from investments in real estate joint ventures, which decreased by $684,000 to a net loss of $299,000 for the three months ended June 30, 2010, from net income of $385,000 for the three months ended June 30, 2009. The change is due to: significantly reduced income at one commercial property due to a flood; estimated settlement costs regarding a legal matter at a multifamily property and adjustments put through on several properties to reconcile the income that had been recognized on the properties to the amount shown on the schedule K1 of the tax return. The vast majority of these items are considered non-recurring.

Other income increased by $2.7 million to $5.5 million for the twelve months ended June 30, 2010, from $2.8 million for the twelve months ended June 30, 2009.  Results for the twelve months ended June 30, 2009 were reduced due to a $2.0 million impairment charge taken regarding equity securities in the Company's AFS portfolio. Included in the results for the 2010 period is a $1.0 million gain on the sale of a commercial office property that had been held and operated as a real estate investment. In addition, the 2010 period includes $297,000 of late charges received in connection with problem loan disposals and the current quarter loss from joint venture operations described above.

Operating Expenses

Operating expenses increased by $12.2 million to $20.4 million for the three months ended June 30, 2010, from $8.2 million for the three months ended June 30, 2009. The increase was primarily in compensation, payroll taxes and fringe benefits, which increased by $12.6 million to $17.7 million for the three months ended June 30, 2010, from $5.1 million for the three months ended June 30, 2009. As described earlier in this press release, there was a charge of $10.6 million associated with the accelerated vesting of stock awards and options in conjunction with the second step transaction and recognized by the Company during the June 30, 2010 quarter. In addition, the vesting of these benefits necessitated a $910,000 increase in the cost of a nonqualified benefit plan. The balance of the increase was primarily due to a direct increase in payroll expense ($335,000), and increased costs associated with the director pension plan ($250,000) and a nonqualified SERP ($346,000). Federal deposit insurance premiums decreased $1.1 million over the periods as a FDIC special assessment was paid as of June 30, 2009. Other expense increased $744,000 to $1.2 million for the three months ended June 30, 2010, from $426,000 for the corresponding 2009 period. The increase was primarily due to increases in legal, audit and examinations costs ($450,000); problem loan expenses ($208,000); REO operations ($72,000) and loan costs ($47,000).

Operating expenses increased by $15.5 million to $42.8 million for the twelve months ended June 30, 2010, from $27.3 million for the twelve months ended June 30, 2009. Compensation, payroll taxes and fringe benefits increased $14.2 million to $32.9 million for the twelve months ended June 30, 2010, from $18.7 million for the twelve months ended June 30, 2009. The increase is primarily due to the increase in costs attributable to the accelerated vesting described above. The balance of the increase was primarily due to a direct increase in payroll expense ($1.7 million), and increased costs associated with the director pension plan ($354,000) and a nonqualified SERP ($431,000).

Income Tax Benefit/Expense

Income tax benefit for the three months ended June 30, 2010 was $679,000, due to a pre-tax loss of $4.7 million, resulting in an effective tax rate of 14.3%.  Income tax benefit was reduced by $1.1 million in this period due to limitations on deductions associated with compensation expense. The vesting of the stock awards caused compensation for several employees to exceed the level where the full cost could be recognized as a deductible expense. Income tax expense for the three months ended June 30, 2009 was $1.2 million, due to pre-tax income of $2.7 million, resulting in an effective tax rate of 43.5%.  Income tax expense for the twelve months ended June 30, 2010, was $7.3 million, due to pre-tax income of $15.7 million, resulting in an effective tax rate of 46.6%.  The tax rate for this period was also impacted by the deduction limitation described above. For the twelve months ended June 30, 2009, income tax expense was $4.0 million, due to pre-tax income of $9.6 million, resulting in an effective tax rate of 42.0%.

Comparison of Financial Condition at June 30, 2010 and June 30, 2009

Total Assets.  Total assets increased $563.9 million, or 29.5%, to $2.48 billion at June 30, 2010, from $1.91 billion at June 30, 2009. The increase was primarily in cash and cash equivalents, loans and securities AFS. This growth was primarily funded by the proceeds from the second step transaction as well as growth in deposits.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) increased $211.0 million to $346.3 million at June 30, 2010, from $135.4 million at June 30, 2009. The balance at June 30, 2010 is primarily due to the proceeds from the second step transaction. These funds will be deployed as quickly as possible while prudently following the disciplines of the Company's investment policy. Significant deployment occurred in July and is continuing. Management is striving to ultimately deploy the proceeds in loans. Until that is practical, excess funds are being deployed in securities available for sale and MBS available for sale. The MBS that are currently being purchased are securities of government sponsored agencies with a relatively short repayment window and limited extension. While the yield on such securities is low, management is prioritizing structure over yield.

Net Loans. Loans, net increased $227.3 million, or 17.8%, to $1.51 billion at June 30, 2010, from $1.28 billion at June 30, 2009. The Company continued its emphasis on loan originations, particularly multifamily and commercial real estate loans. Loan originations totaled $417.4 million and purchases totaled $34.7 million for the twelve months ended June 30, 2010.

Securities Available For Sale. Securities AFS increased $214.3 million to $358.7 million at June 30, 2010, from $144.4 million at June 30, 2009. As described under "Total Interest Income," the Company felt this investment option currently presents the best risk/reward profile.

Deposits. Deposits increased $162.1 million, or 14.4%, to $1.29 billion at June 30, 2010, from $1.13 billion at June 30, 2009. Strong deposit growth, particularly in core accounts, remains a strategic objective of the Company. The Bank opened its 22nd branch location in Bergenfield (Bergen County), New Jersey, in February.

Stockholders' Equity. Stockholders' equity increased $403.3 million to $643.4 million at June 30, 2010, from $240.1 million at June 30, 2009. The increase is primarily due to the second step transaction. At June 30, 2010, there were 56,202,485 shares outstanding. Our book value per share was $11.45. Based on our June 30, 2010 closing price of $10.00 per share, the Company stock was trading at 87.4% of book value.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 21 full service branches in the New Jersey Counties of Bergen, Hudson and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Balance Sheets
June 30, 2010 and June 30, 2009
(in thousands, except share data)

	June 30,	June 30,
Assets	2010	2009
	(unaudited)
Cash on hand and in banks	$6,511	$7,729
Federal funds sold and short term investments	339,828	127,640
Cash and cash equivalents	346,339	135,369

Loans, net	1,505,880	1,278,623
Securities available for sale, at fair value	358,723	144,419
Mortgage-backed securities held to maturity, fair value of $68,622 and $120,381 at June 30, 2010 and 2009, respectively	66,468	118,817
Mortgage-backed securities available for sale, at fair value	78,477	128,603
Bank Owned Life Insurance (at cash surrender value)	30,529	29,385
Federal Home Loan Bank of New York stock ("FHLB"), at cost	25,081	25,549
Accrued interest receivable	9,425	7,967
Investments in real estate joint ventures, net	5,562	5,767
Real estate held for investment	1,221	1,338
Real estate owned	3,031	—
Office properties and equipment, net	14,832	13,777
Other assets	31,852	23,907
Total Assets	$2,477,420	$1,913,521

Liabilities
Deposits	$1,289,746	$1,127,630
Borrowings	495,552	508,991
Advance payments by borrowers for taxes and insurance	11,060	8,301
Official checks outstanding	4,742	2,699
Other liabilities	32,927	25,802
Total Liabilities	1,834,027	1,673,423

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized; 56,202,485 shares issued and outstanding at June 30, 2010. 80,000,000 shares authorized; 40,552,162 shares issued and 37,133,684 shares outstanding at June 30, 2009	562	130
Additional paid-in capital	488,684	130,375
Unallocated common stock held by the employee stock ownership plan	(30,033)	(13,909)
Treasury stock, at cost; 3,418,478 shares at June 30, 2009	—	(53,418)
Retained income	182,172	176,199
Accumulated other comprehensive income, net of tax	2,008	721
Total stockholders' equity	643,393	240,098

Total Liabilities and Stockholders' Equity	$2,477,420	$1,913,521

Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Statements of Operations
Three and Twelve Months Ended June 30, 2010 and 2009
.

	Three months ended		Twelve months ended
	June 30,		June 30,
	2010	2009	2010	2009
	unaudited
Interest income:	(in thousands, except per share data)
Interest on mortgage loans	$22,740	$18,960	$87,373	$72,158
Interest on securities held to maturity and dividends on FHLB stock	266	344	1,343	1,069
Interest on securities available for sale	2,418	1,122	8,360	2,468
Interest on mortgage-backed securities held to maturity	604	1,210	3,252	5,615
Interest on mortgage-backed securities available for sale	981	1,610	4,840	7,046
Interest on federal funds sold and short term investments	64	56	171	73
Total interest income	27,073	23,302	105,339	88,429

Interest expense:
Deposits	4,484	6,466	21,623	24,262
Borrowings	5,147	5,180	20,763	20,238
Total interest expense	9,631	11,646	42,386	44,500

Net interest income before provision for loan losses	17,442	11,656	62,953	43,929

Provision for loan losses	2,450	2,105	10,000	9,880
Net interest income	14,992	9,551	52,953	34,049

Other income:
Service charges	286	259	1,477	1,122
Real estate operations, net	307	312	1,267	1,294
Net (loss) income from investments in real estate joint ventures	(299)	385	538	1,124
Bank-owned life insurance	278	290	1,144	1,127
Net gain on sale of assets	—	—	1,043	—
Net gain (loss) on sale of and write down of securities	11	(8)	(167)	(2,045)
Other income	47	52	184	158
Total other income	630	1,290	5,486	2,780

Other expenses:
Compensation, payroll taxes and fringe benefits	17,673	5,072	32,871	18,670
Advertising	167	221	665	635
Office occupancy and equipment expense	542	522	2,290	2,088
Data processing service fees	287	270	1,131	1,069
Federal insurance premiums	522	1,668	2,248	1,774
Other expenses	1,170	426	3,574	3,021
Total other expenses	20,361	8,179	42,779	27,257

(Loss) income before income tax expense	(4,739)	2,662	15,660	9,572
Income tax (benefit) expense	(679)	1,158	7,296	4,020
Net (loss) income	$(4,060)	$1,504	$8,364	$5,552

Basic and fully diluted (loss) income per common share	$(0.11)	$0.04	$0.23	$0.15

	For the Three Months Ended June 30, 2010
	Actual Results	Accelerated Vesting	Normalized
	(Dollars in thousands, except per share amounts)
Selected Operating Data:
Interest income	$ 27,073		$ 27,073
Interest expense	9,631		9,631
Net interest income	17,442	--	17,442

Provision for loan losses	2,450		2,450
Net interest income after provision for loan losses	14,992	--	14,992

Other income	630		630
Other expense	20,361	(11,539)	8,822

(Loss) income before income tax (benefit) expense	(4,739)	11,539	6,800
Income tax (benefit) expense	(679)	3,438	2,759
Net (loss) income	$ (4,060)	$ 8,101	$ 4,041
Basic and diluted (loss) earnings per share:	$ (0.11)		$ 0.11

	For the Twelve Months Ended June 30, 2010
	Actual Results	Accelerated Vesting	Subtotal Pre-Normalized	Income from Problem Loan Dispositions	Normalized
	(Dollars in thousands, except per share amounts)
Selected Operating Data:
Interest income	$ 105,340		$ 105,340	$ (2,318)	$ 103,022
Interest expense	42,386		42,386		42,386
Net interest income	62,954	--	62,954	(2,318)	60,636

Provision for loan losses	10,000		10,000		10,000
Net interest income after provision for loan losses	52,954	--	52,954	(2,318)	50,636

Other income	5,486		5,486	(297)	5,189
Other expense	42,779	(11,539)	31,240	501	31,741

Income before income tax expense	15,661	11,539	27,200	(3,116)	24,084
Income tax expense	7,296	3,438	10,734	(1,218)	9,516
Net income	$ 8,365	$ 8,101	$ 16,466	$ (1,898)	$ 14,568
Basic and diluted earnings per share:	$ 0.23		$ 0.45		$ 0.40

	Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended (unaudited)
	June 30, 2010			June 30, 2009
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 1,459,909	$ 22,740	6.23%	$ 1,258,272	$ 18,960	6.03%
Securities held to maturity (2)	25,445	266	4.18%	25,548	344	5.39%
Securities available for sale	327,936	2,418	2.95%	138,821	1,122	3.23%
Mortgage backed securities held to maturity	70,184	604	3.44%	124,271	1,210	3.89%
Mortgage backed securities available for sale	85,951	981	4.57%	137,563	1,610	4.68%
Federal funds sold and short term investments	76,626	64	0.33%	72,336	56	0.31%
Total interest-earning assets	2,046,051	27,073	5.29%	1,756,811	23,302	5.31%
Non-interest-earning assets	99,649			85,757
Total assets	$ 2,145,700			$ 1,842,568

Interest-bearing liabilities:
Savings deposits	186,852	301	0.64%	146,499	443	1.21%
Money market	296,335	791	1.07%	165,521	872	2.11%
NOW accounts	128,102	223	0.70%	78,081	160	0.82%
Time deposits	699,480	3,169	1.81%	666,012	4,991	3.00%
Total deposits	1,310,769	4,484	1.37%	1,056,113	6,466	2.45%
Borrowings	503,899	5,147	4.09%	509,242	5,180	4.07%
Total interest-bearing liabilities	1,814,668	9,631	2.12%	1,565,355	11,646	2.98%
Non-interest-bearing liabilities	43,672			35,471
Total liabilities	1,858,340			1,600,826
Stockholders' equity	287,360			241,742
Total liabilities and stockholders' equity	$ 2,145,700			$ 1,842,568

Net interest income		$ 17,442			$ 11,656
Net interest rate spread (3)			3.17%			2.33%
Net interest-earning assets (4)	$ 231,383			$ 191,456
Net interest margin (5)			3.41%			2.65%
Average of interest-earning assets to interest-bearing liabilities			112.75%			112.23%

(1) Includes nonaccrual loans.
(2) Includes Federal Home Loan Bank Stock
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

	Average Balance Sheet and Yield/Rate Information
	For the Twelve Months Ended (unaudited)
	June 30, 2010			June 30, 2009

	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 1,380,040	$ 87,373	6.33%	$ 1,181,385	$ 72,158	6.11%
Securities held to maturity (2)	25,506	1,343	5.27%	24,937	1,069	4.29%
Securities available for sale	291,255	8,360	2.87%	67,479	2,468	3.66%
Mortgage backed securities held to maturity	89,360	3,252	3.64%	142,484	5,615	3.94%
Mortgage backed securities available for sale	104,882	4,840	4.61%	145,713	7,046	4.84%
Federal funds sold and short term investments	47,931	171	0.36%	25,021	73	0.29%
Total interest-earning assets	1,938,974	105,339	5.43%	1,587,019	88,429	5.57%
Non-interest-earning assets	92,118			84,535
Total assets	$ 2,031,092			$ 1,671,554

Interest-bearing liabilities:
Savings deposits	156,444	1,279	0.82%	144,810	1,979	1.37%
Money market	263,675	3,784	1.44%	103,932	2,626	2.53%
NOW accounts	110,393	825	0.75%	75,324	628	0.83%
Time deposits	696,732	15,735	2.26%	556,730	19,029	3.42%
Total deposits	1,227,244	21,623	1.76%	880,796	24,262	2.75%
Borrowings	506,592	20,763	4.10%	505,599	20,238	4.00%
Total interest-bearing liabilities	1,733,836	42,386	2.44%	1,386,395	44,500	3.21%
Non-interest-bearing liabilities	41,032			33,071
Total liabilities	1,774,868			1,419,466
Stockholders' equity	256,224			252,088
Total liabilities and stockholder's equity	$ 2,031,092			$ 1,671,554

Net interest income		$ 62,953			$ 43,929
Net interest rate spread (3)			2.99%			2.36%
Net interest-earning assets (4)	$ 205,138			$ 200,624
Net interest margin (5)			3.25%			2.77%
Average of interest-earning assets to interest-bearing liabilities			111.83%			114.47%

(1) Includes nonaccrual loans.
(2) Includes Federal Home Loan Bank Stock
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.
CONTACT:  Oritani Financial Corp.
          Kevin J. Lynch, Chairman, President and
           Chief Executive Officer
          (201) 664-5400